EXHIBIT 24

POWER OF ATTORNEY

Each of the undersigned directors of POLARIS INC., a Minnesota corporation (the “Company”), hereby constitutes and appoints Scott W. Wine, Michael T. Speetzen, Lucy Clark Dougherty, and Louis B. Lambert, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, to sign, execute and file with the Securities and Exchange Commission (or any other governmental or regulatory authority), for us and in our names, in any and all capacities, a registration statement on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the registration of up to 3,450,000 shares of the Company’s Common Stock, par value $.01 per share, issuable under the Polaris Inc. 2007 Omnibus Incentive Plan, as amended and restated.

This Power of Attorney may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument and any of the undersigned directors may execute this Power of Attorney by signing any such counterpart.

The undersigned have executed this Power of Attorney as of May 8, 2020.

/s/ George W. Bilicic	/s/ Annette K. Clayton
George W. Bilicic	Annette K. Clayton

/s/ Kevin M. Farr	/s/ Gary E. Hendrickson
Kevin M. Farr	Gary E. Hendrickson

/s/ Gwenne A. Henricks	/s/ Bernd F. Kessler
Gwenne A. Henricks	Bernd F. Kessler

/s/ Lawrence D. Kingsley	/s/ Gwynne E. Shotwell
Lawrence D. Kingsley	Gwynne E. Shotwell

/s/ John P. Wiehoff	/s/ Scott W. Wine
John P. Wiehoff	Scott W. Wine